Exhibit 10.23

KALOBIOS PHARMACEUTICALS, INC.

3427 HILLVIEW AVENUE

PALO ALTO, CA 94304

April 6, 2006

Mr. Geoffrey T. Yarranton

KaloBios Pharmaceuticals, Inc.

Dear Geoff:

This letter agreement supplements your offer letter dated January 8, 2004, from KaloBios Pharmaceuticals, Inc. (the “Company”). The Board of Directors appreciates your work and accomplishments. We would like your active and enthusiastic support to recruit a new CEO for the Company. While we fully expect that you would remain an important member of the Company’s management team after the new CEO arrives, we also want to alleviate your concerns about possible negative economic consequences.

If the Company terminates your employment without Cause within 12 months after a new Chief Executive Officer commences employment with the Company, then the Company will provide the following benefits to you:

1. The Company will continue to pay your base salary for a period of 12 months following the termination of your employment. Your base salary will be paid at the rate in effect at the time of the termination of your employment and in accordance with the Company’s standard payroll procedures.

2. If the Company’s Board of Directors has approved a bonus program for you for the fiscal year in which your employment terminates, then you will receive your target bonus under that program for the period commencing on the first day of the fiscal year in which your employment terminates and ending on the date 12 months after your employment terminates. The amount of your annual target bonus will be prorated as appropriate for a partial fiscal year included in that period.

3. The vested portion of your shares of the Company’s Common Stock subject to the Stock Restriction Agreement dated January 12, 2004, between you and the Company (the “Stock Restriction Agreement”) will be determined by including in your service the 12-month period next following the termination of your employment. This paragraph 3will apply in lieu of Section 1(b)(ii) of the Stock Restriction Agreement but will not apply if Section 1(b)(i) of the Stock Restriction Agreement applies.

Mr. Geoffrey T. Yarranton

April 6, 2006

4. If you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of your employment, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees until the earliest of (a) the close of the 12-month period following the termination of your employment, (b) the expiration of your continuation coverage under COBRA or (c) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

However, the Company will provide the foregoing payments and additional vesting only if you (a) resign as a member of the Company’s Board of Directors, (b) sign a general release of claims (in a form prescribed by the Company) of all known and unknown claims that you may then have against the Company or persons affiliated with the Company, (c) execute the Consulting Agreement attached to this letter agreement (the “Consulting Agreement”), effective as of the date when your employment terminates, and (d) have returned all Company property. If you fail to comply with any provision of the Consulting Agreement, then the Company may immediately discontinue the payments and additional vesting described above.

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

All forms of compensation described in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

Except as expressly set forth above, your offer letter dated January 8, 2004, from the Company remains in effect.

* * * * *

You may indicate your agreement with these terms by signing and dating this letter agreement and returning it to me.

Mr. Geoffrey T. Yarranton

April 6, 2006

If you have any questions, please call me at 650.238.5010.

Very truly yours,

KALOBIOS PHARMACEUTICALS, INC.

By:	/s/ James Healy
Title:	Member, Board of Directors

I have read and accept this agreement:

/s/ Geoffrey T. Yarranton
Signature of Geoffrey T. Yarranton

Dated:	April 18, 2006

Attachment Consulting Agreement